Exhibit 99.1

NEWS RELEASE

Green Plains Initiates Quarterly Dividend

OMAHA, NEB. (GLOBE NEWSWIRE) – August 22, 2013 – Green Plains Renewable Energy, Inc. today announced that its Board of Directors has approved the initiation of a quarterly cash dividend. An initial dividend of $0.04 per common share will be paid on September 26, 2013 to all shareholders of record as of September 5, 2013.

“We are pleased to announce the first cash dividend to our shareholders in the Company’s history,” stated Todd Becker, President and Chief Executive Officer. “With four consecutive years of profitable operations, we believe now is the appropriate time to start a quarterly dividend. Going forward, we intend to continue our focus on strengthening and diversifying our business, with an emphasis on organic growth and accretive acquisitions, which we believe will contribute to long-term shareholder value.”

The Board of Directors anticipates declaring this dividend in future quarters on a regular basis; however, future declarations of dividends are subject to Board approval and may be adjusted as business needs or market conditions change.

About Green Plains Renewable Energy, Inc.

Green Plains Renewable Energy, Inc. (NASDAQ: GPRE), which is North America’s fourth largest ethanol producer, markets and distributes approximately one billion gallons of ethanol annually. Green Plains owns and operates grain storage assets in the corn belt and biofuel terminals in the southern U.S. Green Plains is a joint venture partner in BioProcess Algae LLC, which was formed to commercialize advanced photo-bioreactor technologies for growing and harvesting algal biomass.

Safe Harbor

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements are identified by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “goal,” “intends,” “plans,” “potential,” “predicts,” “should,” “will,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management’s current expectations and are subject to various factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. Green Plains may experience significant fluctuations in future operating results due to a number of economic conditions, including, but not limited to, competition in the ethanol and other industries in which the Company operates, commodity market risks including those that may result from current weather conditions, financial market risks, counter-party risks, risks associated with changes to federal policy or regulation, risks related to closing and achieving anticipated results from acquisitions, risks associated with the joint venture to commercialize algae production and the growth potential of the algal biomass industry, and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2012, and in the Company’s subsequent filings with the SEC. In addition, the Company is not obligated, and does not intend, to update any of its forward-looking statements at any time unless an update is required by applicable securities laws.

Contact: Jim Stark, Vice President—Investor and Media Relations, Green Plains Renewable Energy, Inc. (402) 884-8700

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